                                                                    Exhibit 12.1


                             First Maryland Bancorp
              Computation of the Ratio of Earnings To Fixed Charges


                                                         Nine
                                                        Months
                                                        Ended
                                                       September             Years Ended December 31,
                                                          30,     ------------------------------------------------
                                                         1999       1998      1997      1996      1995      1994
                                                    ------------  --------  --------  --------  --------  --------
                                                                         (dollars in thousands)
Excluding interest on deposits
Fixed Charges:
    Interest on long-term debt and short-term
        borrowings (a)............................    $123,337    $143,898  $148,110  $110,149  $108,982  $ 71,908
    Portion of rent deemed representative
        of the interest factor (b)................       5,867       8,219     8,388     6,564     6,873     7,058
                                                      --------    --------  --------  --------  --------  --------
            Total fixed charges...................    $129,204    $152,117  $156,498  $116,713  $115,855  $ 78,966

Earnings:
    Net income....................................    $128,075    $218,123  $151,188  $132,337  $120,187  $111,140
    Income taxes..................................      75,189     124,467    84,301    74,850    63,992    59,288
Fixed charges.....................................     129,204     152,117   156,498   116,713   115,855    78,966
                                                      --------    --------  --------  --------  --------  --------
            Total earnings........................    $332,468    $494,707  $391,987  $323,900  $300,034  $249,394

Ratio of earnings to fixed charges................       2.57x       3.25x     2.50x     2.78x     2.59x     3.16x

Including interest on deposits
Fixed Charges:
    Interest on long-term debt and short-term
        borrowings and deposits (a)...............    $392,833    $534,178  $445,754  $315,318  $314,548  $241,099
    Portion of rent deemed representative
        of the interest factor (b)................       5,867       8,219     8,388     6,564     6,873     7,058
                                                      --------    --------  --------  --------  --------  --------
            Total fixed charges...................    $398,700    $542,397  $454,142  $321,882  $321,421  $248,157

Earnings:
    Net income....................................    $128,075    $218,123  $151,188  $132,337  $120,187  $111,140
    Income taxes..................................      75,189     124,467    84,301    74,850    63,992    59,288
Fixed charges.....................................     398,700     542,397   454,142   321,882   321,421   248,157
                                                      --------    --------  --------  --------  --------  --------
            Total earnings........................    $601,964    $884,987  $689,631  $529,069  $505,600  $418,585

Ratio of earnings to fixed charges................       1.51x       1.63x     1.52x     1.64x     1.57x     1.69x

----------------
(a) Includes the amortization of deferred note issue expenses.
(b) One third of rents is deemed representative of the interest factor.